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                           ASSET MANAGEMENT AGREEMENT


         THIS ASSET MANAGEMENT AGREEMENT ("AGREEMENT") is made effective as of March 9, 2001 (the "EFFECTIVE DATE") by and among Hudson Advisors, L.L.C., a Texas limited liability company ("MANAGER"), LSF3 Capital Investments I, LLC, a Delaware limited liability company ("INVESTMENTS I") and LSF III Capital Investments L.P., a Delaware limited partnership ("INVESTMENTS II", and together with Investments I, "OWNERS", and the Owners together with Manager, the "PARTIES").

                                    RECITALS

A. Pursuant to (a) the Amended and Restated Stock Purchase Agreement dated as of February 27, 2001, (the "REIT PURCHASE AGREEMENT"), entered into between U.S. Restaurant Properties, Inc., a Maryland corporation ("USRP"), and Lone Star U.S. Acquisitions, LLC ("LONE STAR") and (b) the Amended and Restated Stock Purchase Agreement dated as of February 27, 2001 (the "STOCKHOLDER PURCHASE AGREEMENT" and together with the REIT Purchase Agreement, the "PURCHASE AGREEMENTS") entered into among certain stockholders of USRP and Lone Star, which subsequently assigned its rights and obligations under each such agreement to Owners, Investments I, will acquire up to 2,312,753 shares of Common Stock of USRP, par value $.001 ("COMMON STOCK"), and Investments II will acquire up to 1,417,012 shares of Common Stock (collectively, the shares of Common Stock acquired by Owners pursuant to the Purchase Agreement are referred to herein as the "ASSETS") as set forth in the Purchase Agreement.

B. Owners desire that Manager undertake the management of the Assets, as provided herein, and Manager desires to undertake such management.

         NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       SERVICES; RIGHTS IN ASSETS.

         (a) Owners each hereby acknowledge that they have retained Manager, and Manager acknowledges that, subject to reasonable advance notice to accommodate scheduling, Manager will provide with respect to the Assets (i) oversight and monitoring services requested by Owners, and (ii) other asset management services set forth herein (the "SERVICES").

         (b) Manager shall not be required to devote its full time and attention to the management of the Assets, but only such time as is reasonably necessary for the proper conduct of its duties under this Agreement.


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         (c)      Owners each hereby grant Manager the right to exercise any and all rights Owners may have from time to time under (i) the Purchase Agreements, (ii) the Registration Rights Agreement dated as of March 9, 2001 among USRP, Owners and others and
                  (iii) the Accepted Holder Agreement dated as of March 9, 2001 among USRP, Lone Star and others. Owners each hereby grant to Manager the right to purchase additional Common Stock and dispose of any and all of the Assets. Manager shall advise Owners as to their rights under such agreements from time to time.

2.       CONSULTATION AND COMMUNICATION; REPORTS.

         (a) Manager's personnel shall be available at the reasonable request of either Owner for consultation, as necessary or appropriate, and shall provide Owners with as much information pertaining to the Assets or the Services as (i) reasonably requested and (ii) Manager can reasonably provide with respect thereto.

         (b) Upon reasonable advance written notice to Manager (such notice setting forth the time, date and location of such meeting, but not more often than quarterly) Owners and Manager shall meet (or hold a telephone conference call) to discuss any proposals, strategy and administrative matters relating to the Assets. For any of the foregoing meetings which require the representatives of Manager to travel, Owners shall pay all travel, lodging, food and other expenses of such representatives incurred in traveling to, staying at and returning from the location of any such meeting.

3.       EXPENSES.

         Subject to the limitation contained in the last sentence of this
         Section 3, Operating Expenses incurred by Manager on behalf of an Owner or otherwise incurred by Manager in the performance of its duties hereunder shall be paid or reimbursed by Owners. In no event shall Manager be obligated to pay any expenses related to the Assets. If Manager, in its sole discretion, shall elect to pay any such Operating Expenses, Owners shall reimburse Manager. "OPERATING EXPENSES" means all necessary and reasonable third party costs incurred by Manager after the Effective Date in providing the Services. Operating Expenses include, but are not limited to, all reasonable and necessary third party (a) expenses, fees (including legal fees), duties, taxes, disbursements and costs relating to any agreements and transactions which have been or may be entered into in relation to the Assets; (b) fees of attorneys or consultants (other than employees of Manager); and
         (c) costs incurred to obtain documents or information.

4.       FEES AND PAYMENT.


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         (a) In addition to the reimbursements of expenses provided in Section 3 above, Owners shall, during the term of this Agreement, pay Manager a cumulative annual base advisory fee in accordance with the terms set forth on Exhibit A attached hereto.

         (b) If Owners fail or refuse to pay any amounts hereunder when due, interest in respect of the outstanding amount shall accrue at the rate of eighteen percent (18%) from the date due until the aggregate amount outstanding (including interest) is paid in full. In the event that Owners dispute any portion of any charges by Manager (whether for reimbursement of Operating Expenses or for services under Section 4), Owners agree to pay any undisputed portion of such charges and to submit such dispute as to the remainder for resolution in accordance with the dispute resolution procedures set forth in Section 12 hereof.

         (c) Except to the extent an Owner agrees to pay for Operating Expenses pursuant to the last sentence of Section 3, each Owner shall pay a pro rata share of all amounts due under this Agreement, based on each Owner's Asset holding on the date such amount became due.

5.       ANCILLARY SERVICES.

         Manager may, but is not required to, perform certain additional services on behalf of Owners, including, without limitation, book and record keeping, financial and tax accounting and preparation services ("Ancillary Services"). Such Ancillary Services shall be performed in a commercially reasonable manner and on a competitive basis. Any charges for such services shall not exceed charges customarily levied by non-affiliated organizations providing similar services. Any financial and accounting services performed hereunder shall be performed by Manager in accordance with generally accepting accounting principles in the United States of America consistently applied.

6.       TERM.

         (a) This Agreement shall be effective as of the date first above written, and shall terminate either (i) upon any Party giving the other written notice of its intention to terminate the Agreement, such notice effective thirty (30) days from the date of receipt by each other Party or (ii) immediately if Manager becomes insolvent, files for bankruptcy or makes an assignment for all or substantially all of its creditors.

         (b) Upon expiration or termination of this Agreement for any reason (by expiration of time or otherwise), Manager shall deliver to each Owner, or its nominee, (i) all books, documents, records, materials, supplies, and funds in its possession belonging to Owners or received by Manager pursuant to the terms of this Agreement, and (ii) a statement of expenses incurred by Manager, and amounts payable to Manager, pursuant to this Agreement.


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         (c) Termination of this Agreement shall not release Manager or Owners, as the case may be, from liability for failure to perform any of the duties or obligations of Manager or Owners, as the case may be, under this Agreement that have accrued as of the date of termination.

7.       CONFIDENTIALITY.

         Each Party shall maintain in confidence the facts and terms of this Agreement and all other information received from the other Party that is identified in writing at the time of delivery as being confidential; provided, however, that each Party may disclose such information (a) to its and its Affiliates' (as hereinafter defined) directors, officers, employees or agents (it being understood that they shall be informed by such Party of the confidential nature of such information and that such Party shall cause them to treat such information confidentially), (b) if required to do so by applicable laws, rules, regulations or orders, (c) if such information becomes part of the public domain, and (d) if such information otherwise was or becomes available to such Party on a non-confidential basis, provided that the source of such information was not known by such Party to be bound by a confidentiality obligation. "AFFILIATE" means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity. As used in this definition, the word "control," including its correlative meanings "controlled by" and "under common control with" means the direct or indirect possession of at least 50% of the voting power and equity interests in a person or entity.

8.       REPRESENTATIONS AND WARRANTIES.

         Each Party represents and warrants to the other that, as of the date hereof:

         (a) It is duly organized and validly existing and is in good standing under the laws of the jurisdiction of its formation. It has all requisite power and authority to enter into and to perform its obligations under this Agreement.

         (b) Its execution, delivery, and performance of this Agreement have been duly authorized, and do not and will not (i) violate any law, rule, regulation, order, or decree applicable to it or (ii) violate its organizational documents.

         (c) This Agreement is a legal and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity.

         (d) There is no litigation pending or, to the best of its knowledge, threatened to which it is a party that, if adversely determined, would have a material adverse effect on the transaction contemplated in this Agreement or its financial condition, prospects, or business.


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9.       SUB-SERVICING AND OUTSOURCING.

         Manager shall have the right to delegate the performance of any or all of the Services to one or more asset management companies selected by Manager in Manager's sole discretion through sub-servicing or other outsourcing agreements; provided, that, such delegation shall not relieve Manager of its duties and obligations hereunder.

10.      NO ASSIGNMENT.

         Subject to the right of Manager under Section 9 above, no Party may assign any of its rights, duties or obligations under this Agreement without the prior written consent of each other Party; provided, that any party may assign this Agreement without prior consent to its Affiliates or to a third party acquiring all of the equity interests or all or substantially all of the assets of the assigning Party.

11.      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without reference to its rules as to conflicts of laws), except to the extent the laws of the State of Maryland govern voting of shares of Common Stock.

12.      DISPUTE RESOLUTION.

         (a) All disputes relating to or arising under this Agreement shall be resolved by arbitration pursuant to the Rules of Arbitration (the "RULES") of the International Chamber of Commerce (excluding its conflicts-of-laws principles). Such arbitration shall involve a panel of three arbitrators selected in accordance with the Rules, take place in Dallas, Texas. The arbitration decision shall be final and binding upon the Parties and judgment upon the award may be entered in any court having jurisdiction over the Party against which enforcement is sought.

         (b) Each Party agrees that arbitration under this Section 12 is the exclusive method for resolving any dispute arising under or related to this Agreement, and that such Party will not commence an action or proceeding based on a dispute, except to enforce arbitrators' decisions as provided in Section 12(a) or to compel the other Party to participate in arbitration under this Section 12.

13.      NO PARTNERSHIP OR GENERAL AGENCY.

         The relationship between the Parties is that of independent contractors solely as set forth herein, and each Party shall be responsible only for its obligations as set forth herein. It is not the intention of the Parties to render the Parties liable as partners, associates, or joint venturers or to create a partnership, joint venture or other association. The liability of the Parties hereunder to third parties shall be several and not joint or collective. Except as specifically otherwise provided herein, or agreed in writing, Manager (i) is not an agent or


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         representative of any Owner and (ii) shall not have, and shall not represent itself as having or allow any of its employees, officers, directors, agents or representatives to represent that it or any of them has, any authority to commit Owners by negotiation or otherwise to any contract, agreement or other legal commitment in the name of, or otherwise binding on, Owners, or to pledge or extend their credit.

14.      EMPLOYEES AND INDEPENDENT CONTRACTORS.

         Manager shall be responsible for its employees and shall use reasonable care in selecting and supervising independent contractors. All matters pertaining to the employment, supervision, compensation, promotion and discharge of Manager's employees are the responsibility of Manager, and Manager shall be liable to such employees for their compensation (in whatever form or amount such compensation may be). None of the Owners shall not be the employer of such employees, nor shall Owners ever be directly responsible for their compensation. Manager shall comply with all applicable laws and regulations relating to workmen's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related matters. Manager shall be responsible for negotiating the terms of contracts with and overseeing the performance of its contractors.

15.      COMPLIANCE WITH LAWS.

         Manager shall comply with all applicable laws, including the U.S. Foreign Corrupt Practices Act, in connection with this Agreement.

16.      NO CONSEQUENTIAL DAMAGES.

         Under no circumstances, whether based on contract, warranty, negligence, strict liability or otherwise, shall any Party be liable for any consequential, indirect, incidental or punitive damages of any kind or character, including, but not limited to, loss of profits or revenues, loss of product, loss of use, cost of capital and the like, arising out of or related to any performance under or breach of this Agreement. The Parties specifically acknowledge that the benefits each Party contemplates deriving from the provisions of this Agreement reflect such allocation of risk and limitation of liabilities.

17.      EXCULPATION.

         Neither Manager nor any of its shareholders, consultants, agents, members, officers, directors, partners and employees (collectively, "Covered Persons") shall be liable for any losses, claims, damages or liabilities arising from any act performed or omitted by Manager or any Covered Person in connection with this Agreement, except any such losses, claims, damages or liabilities that are finally determined pursuant to the arbitration procedure set forth in Section 12 hereof to be caused by the fraud or willful misconduct of Manager or such Covered Person.


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18.      INDEMNIFICATION.

         (a) Each Owner, to the fullest extent permitted by law, shall indemnify, defend and hold harmless each Covered Person from and against any and all losses, claims, damages or liabilities of any nature whatsoever, including legal fees and other expenses reasonably incurred, arising out of or in connection with the management and disposition of the Assets, any duty of Manager hereunder, or any action taken or omitted by any such Covered Person by or on behalf of Owner pursuant to authority granted by this Agreement, except to the extent any such losses, claims, damages or liabilities are caused by the bad faith, fraud, gross negligence, or willful misconduct of any Covered Person. In the event that any Covered Person becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with the management and disposition of the Assets, or any duty of Manager hereunder, Owners shall within twenty (20) days after submission of a request for reimbursement, reimburse such Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Owners acknowledge that the foregoing indemnity shall be applicable to all claims, liabilities, losses, damages or expenses that have resulted from or are alleged to have resulted from the active or passive or the sole, joint or concurrent ordinary negligence of Manager or any Covered Person.

         (b) Promptly after a Covered Person receives notice of the commencement of any action or other proceeding in respect of which indemnification may be sought hereunder, such Covered Person shall notify each Owner thereof; provided, that the failure to do so shall not relieve any Owner from any obligation hereunder unless, and only to the extent that, such failure results in Owners' forfeiture of substantive rights or defenses.

         (c) The foregoing right to indemnity shall be in addition to any rights that Manager and/or any other Covered Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. Each Owner hereby consents, and shall cause its subsidiaries (if any) to consent, to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought against Manager or any other Covered Person.

         (d) It is understood that, in connection with Manager's engagement, Manager may also be engaged to act for Owners or any of their subsidiaries in one or more additional capacities, and that the terms of this engagement or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to the engagement specified in Section 1 hereof as well as to any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

         (e) Owners further understand that if Manager is asked to furnish Owners or any of their subsidiaries a financial opinion letter or to act for Owners or any such subsidiary in


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         any other formal capacity, such further action may be subject to a separate agreement containing provisions and terms to be mutually agreed upon.

19.      FURTHER ASSURANCES.

         Each Party agrees to execute and deliver such additional documents and to take such additional actions as may be necessary or appropriate to effect the provisions of this Agreement and all transactions contemplated hereby.

20.      ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements between the Parties.

21.      NO THIRD-PARTY BENEFICIARIES.

         Except as set forth in Sections 17 and 18 hereof, this Agreement is solely for the benefit of the Parties and their respective successors and assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.


  22.    SEVERABILITY.

         If any provision of this Agreement is prohibited by applicable law, the Parties shall amend such provision to the extent (and only to the extent) necessary to comply with such rules or laws. Subject to the preceding sentence, if any provision of this Agreement or the application thereof to either Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

  23.    NOTICES.

         All notices, requests and demands to or upon the respective parties hereto shall be effective in writing (including by facsimile, telex or cable communication), and shall be deemed to have been duly given or made when delivered by hand, in the case of facsimile, telex or cable communication upon being sent (provided that, in the case of facsimile and telex communications, electronic confirmation of delivery of such communication is received by the Party upon sending such communication) or, if sent within the United States three (3) days after being deposited in the United States mail, certified or registered, postage prepaid. Notices shall be sent to the following addresses:


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                  If to Owners, to:
                  600 N. Pearl Street
                  Suite 1550
                  Dallas, Texas 75201
                  Attention: Mr. J.D. Dell
                  Telephone: (214) 754-8300
                  Fax: (214) 754-8301


                  If to Manager, to:
                  Hudson Advisors, L.L.C.
                  600 N. Pearl Street
                  Suite 1500
                  Dallas, Texas 75201
                  Attn:  Mr. Robert J. Corcoran
                  Tel.:  (214) 754-8400
                  Fax:  (214) 754-8403

24.      AMENDMENT.

         An amendment or modification of this Agreement shall be effective or binding on a Party only if it is in writing and signed by that Party.

25.      SURVIVAL.

         The provisions of Sections 3, 4, 7, 11, 12, 13, 14, 16, 17, 18, 20, 21,
         23 and 26 shall survive any termination of this Agreement.

26.      WAIVERS.

         Any waiver, express or implied, by a Party of any right under this Agreement or of any breach by the other Party shall not constitute or be deemed a waiver of any other right or any other breach, whether of a similar or dissimilar nature to the right or breach being waived. A waiver of a Party's rights under this Agreement, including with respect to the other Party's breach, shall be effective only if that Party agrees in writing.

27.      HEADINGS.

         The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

28.      BINDING EFFECT.

         Subject to the restrictions on assignment set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and permitted assigns. Whenever this Agreement refers to


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         any Party, such reference shall be deemed to include the legal representatives, successors and permitted assigns of such Party.

29.      INTENTION OF PARTIES TO ACT REASONABLY.

         The Parties hereby acknowledge and agree that they will act reasonably and in good faith in implementing the provisions of this Agreement and in the management and disposition of the Assets.

30.      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement.


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         IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute and deliver this Agreement on August 13, 2001, with this Agreement to be effective as of March 9, 2001.

                                       HUDSON ADVISORS, L.L.C., a Texas
                                       limited liability company

                                       By:  Hudson Advisors Association, L.P.,
                                            a Texas limited partnership and its
                                            managing member

                                       By:  Advisors GenPar, Inc., a Texas
                                            corporation and its general partner


                                       By:  /s/ Robert J.Corcoran
                                            -----------------------------------
                                                Robert J. Corcoran
                                                President


                                       LSF3 CAPITAL INVESTMENTS I, LLC
                                       a Delaware limited liability company



                                       By:  /s/ J.D. Dell
                                            -----------------------------------
                                                J.D. Dell
                                                President


                                       LSF III CAPITAL INVESTMENTS, L.P.
                                       a Delaware limited partnership

                                       By:  Lone Star Partners III, L.P.,
                                            a Bermuda limited partnership
                                            and its General Partner

                                       By:  Lone Star Management Co. III,
                                            Ltd., a Bermuda exempted
                                            limited liability company and
                                            its General Partner


                                       By:   /s/ J.D. Dell
                                           ------------------------------------
                                                 J.D. Dell
                                                 Vice President


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